U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.   20549

                               FORM 3

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. NAME AND ADDRESS OF REPORTING PERSON

   Rodriguez			Eduardo
---------------------------------------------------------------
  (Last)                      (First)              (Middle)

   c/o Rascals International, Inc.
   136 Freeway Drive East
---------------------------------------------------------------
  (Street)

   East Orange                NJ                   07018
---------------------------------------------------------------
  (City)                      (State)              (Zip)

2. DATE OF EVENT REQUIRING STATEMENT (Month/Day/Year)

   December 14, 2001
---------------------------------------------------------------

3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)


---------------------------------------------------------------

4. ISSUER NAME AND TICKER OR TRADING SYMBOL

    Rascals International, Inc. - RASC.OB
---------------------------------------------------------------
5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
     (CHECK ALL APPLICABLE)

( x ) Director                    ( x ) 10% Owner
( x ) Officer (give title below)  (   ) Other (specify below)

    President
---------------------------------------------------------------
6. IF AMENDMENT, DATE OF ORIGINAL (Month/Day/Year)

--------------------------------------------------------------
7. INDIVIDUAL OR JOINT/GROUP FILING (Check applicable line)

( x ) Form filed by one Reporting Person
(   ) Form filed by more than one Reporting Person

============================================================================
                          TABLE I
       NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
============================================================================

               2. Amount of      3. Ownership   4. Nature of
                  Securities        Form           Indirect
1. Title of       Beneficially      Direct (D)     Beneficial
   Security       Owned             Indirect (I)   Ownership
   (Instr.4)      (Instr.4)         (Instr.5)
----------------------------------------------------------------------------
   Common        10,170,833              D
----------------------------------------------------------------------------
   Common            50,000              I         Through minor children
============================================================================

                             TABLE II
             DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (e.g. puts, calls, warrants, options or convertible securities)
============================================================================


                                                            3.Amount or
                                                              Number of               5.Ownership
                                               3.Title of     Shares    4.Conversion    Form of
                                                 Securities   Under-      or Exercise   Derivative   6.Nature of
1.Title of   2.Date                              Underlying   lying       Price of      Security:      Indirect
  Derivative   Exer-          2.Expiration       Derivative   Derivative  Derivative    Direct(D) or   Beneficial
  Security     cisable          Date             Security     Security    Security      Indirect (I)   Ownership
  (Instr.4)    (Month/Day/Year) (Month/Day/Year) (Instr.4)    (Instr.4)                 (Instr.5)      (Instr.5)
---------------------------------------------------------------------------------------------------

None

--------------------------------------------------------------------------------



EXPLANATION OF RESPONSES:





May 30, 2002	            /s/ Eduardo Rodriguez
-----------------           -----------------------------------
Date                         Signature of Reporting Person


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).